UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a — 101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATIOIN
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☑	Soliciting Material Pursuant to § 240.14a-12
Applica Incorporated
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement if other than Registrant))
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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October 20, 2006
Dear Valued Customer,
Yesterday we announced some news that we wanted to share with you. As you may have heard, we have entered into a merger agreement with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) and terminated our merger agreement with NACCO Industries, Inc. and Hamilton Beach/Proctor-Silex. Harbinger Capital Partners is our largest shareholder, with ownership of approximately 40% of the common stock of Applica. Through this transaction, we will be positioned to pursue a wide range of important initiatives on a global basis that we believe will enable us to significantly enhance our relationship with customers and consumers.
As you know, our commitment to delivering high-quality products, innovation and superior service has always been a top priority for Applica — and this commitment will remain unwavering. Moreover, with this transaction, we will strive to improve our product quality, enhance brand equity, advance our product innovation and expand our ability to provide you with important value-added services. Our relationship with you is of the utmost importance to us. You are critical partners and a key force behind our success.
We want to assure you that this transaction will in no way disrupt our ability to provide you with the high level of service that you have come to expect. For us, it will be business as usual, only better. We also note that yesterday’s announcement is just the first step in the process. In the months ahead, we will be seeking the necessary shareholder and regulatory approvals to complete the transaction.
We appreciate your support and, as always, we look forward to continuing to work together well into the future.
Sincerely,
Harry D. Schulman
Chairman, President and Chief Executive Officer
     In connection with the proposed transaction, Applica intends to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY

STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT APPLICA, THE PROPOSED TRANSACTION AND RELATED MATTERS. The final proxy statement will be mailed to Applica shareholders.
     Investors and security holders will be able to obtain free copies of these documents when they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.
     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement to be filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.

October 20, 2006
Dear Valued Supplier,
Yesterday we announced some news that we wanted to share with you. As you may have heard, we have entered into a merger agreement with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) and terminated our merger agreement with NACCO Industries, Inc. and Hamilton Beach/Proctor-Silex. Harbinger Capital Partners is our largest shareholder, with ownership of approximately 40% of the common stock of Applica. Through this transaction, we will be positioned to pursue a wide range of important initiatives on a global basis that we believe will enable us to significantly enhance our relationship with customers and suppliers.
We are excited about this transaction and want to assure you that it will in no way disrupt our business with you. We value our relationship and we will continue to operate business as usual, only better.
We also note that yesterday’s announcement is just the first step in the process. In the months ahead, we will be seeking the necessary shareholder and regulatory approvals to complete the transaction.
We appreciate your support and, as always, we look forward to continuing to work together well into the future.
Sincerely,
Harry D. Schulman

Chairman, President and Chief Executive Officer
     In connection with the proposed transaction, Applica intends to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT APPLICA, THE PROPOSED TRANSACTION AND RELATED MATTERS. The final proxy statement will be mailed to Applica shareholders.

     Investors and security holders will be able to obtain free copies of these documents when they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.
     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement to be filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.